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                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NetGravity, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-3 of DoubleClick Inc. dated February 29, 2000 of our report dated January 27, 1999, with respect to the consolidated balance sheet of NetGravity, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998.


/s/ KPMG LLP
San Francisco, California
March 1, 2000